Exhibit 4.24

                             COMPENSATION AGREEMENT

     This Compensation Agreement is dated as of February 20, 2003 among Autocarbon, Inc., a Delaware corporation (the "Company") and Noelle Tutunjian ("Consultant").

         WHEREAS, the Consultant has provided and will provide EDGAR services for the Company; and

         WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services to be rendered;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company will issue up to 5,000 shares of its common stock to cover up to $5,000 worth of services, to such members or employees of the Consultant as the Consultant shall designate.

2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

         IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            AUTOCARBON, INC.
                                            ------------------------
                                            James Miller, President


                                            ------------------------
                                            Noelle Tutunjian